Exhibit 99.1

SouthWest Water Company Provides Update on Corporate Developments

Bank Syndicate Grants Extension for Reporting Financials: Company Receives Nasdaq Notice Letter

LOS ANGELES--(BUSINESS WIRE)--March 31, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today said that it has received an extension until May 31, 2009 from the syndicate of lenders for its credit facility with regard to reporting financial results for the year ended December 31, 2008. As a result, the company continues to have full access to its $150 million credit facility for general corporate purposes.

As previously announced on November 10, 2008, the company said that it would restate prior period financial statements after management discovered errors. On March 13, 2009, the company said that its Annual Report on Form 10-K would be delayed until the restatement is completed.

SouthWest Water also said that on March 27, 2009, it received a Nasdaq Staff Deficiency Letter indicating an additional basis of non-compliance with Nasdaq Marketplace Rule 4310(c)(14), due to the delayed filing of the Annual Report on Form 10-K. On February 19, 2009 the company had announced that it received an extension from the Nasdaq Listing Qualifications Staff until May 11, 2009 to report its financial results for the 2008 third quarter. The March 27th letter indicated that the company had 15 calendar days to submit an updated plan to regain compliance on both delayed filings, but that a further extension by Staff was not available under Nasdaq rules.

Should the company be unable to file its delinquent filings by the deadline of May 11, 2009, the Nasdaq Listing Qualifications Staff will give written notice that the company’s securities will be delisted. At that time, SouthWest Water may appeal Staff’s decision to a Nasdaq Listing Qualifications Panel.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2007 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
(213) 929-1846
www.swwc.com